Mark Allin resigns as President and CEO of Wiley
Matthew Kissner, Chairman of the Board, will serve as interim CEO

Hoboken, New Jersey—May 8, 2017—John Wiley and Sons, Inc. (NYSE: JWa and JWb), a global research and learning company, announced today that President and CEO Mark Allin has resigned for family reasons, effective immediately. Matthew Kissner, Chairman of the Board, has been named interim CEO. The Board has begun a search for Mr. Allin’s successor.

“The Board is thankful for Mark’s years of service and leadership,” said Mr. Kissner. “We understand and support his decision to step down for family reasons and are grateful for his many accomplishments. We wish him and his family the very best. I am confident that working with John Kritzmacher, our CFO and EVP, Technology and Operations and Wiley’s executive leadership team, the Company will enjoy continued success in the future.”

Mr. Allin said, “It has been an enormous privilege to have led Wiley during an important period of transformation and growth. I am proud to have worked with remarkable colleagues who are so committed to advancing learning and knowledge throughout the world.”

“With our engaged colleagues and industry leading knowledge and knowledge-enabled services, we are well positioned to meet the growing needs of our customers,” said Mr. Kissner. “We remain focused on driving profitable growth with a continued emphasis on quality and innovation to maximize shareholder value.”

“Mark Allin is leaving Wiley having made a significant contribution to our evolution,” said Jesse Wiley, Board member. “During his tenure, he has led significant changes to improve operations and drive future growth. He has been a tremendous asset to Wiley and we are grateful for his many contributions over 20 years. We wish him the very best.”

Mr. Allin is a 16-year Wiley veteran, joining the Company with the acquisition of Capstone Publishing (which he founded) in 2000. He went on to serve as Managing Director of Wiley Asia and Senior Vice-President Asia-Pacific, before being promoted to Executive Vice President, Professional Development in 2010 and then in 2015 Chief Operating Officer, followed by President and CEO.

Mr. Kissner has been a Wiley Director since 2003 and Chairman since 2015. His tenure includes service as chair of the Executive, Governance, Audit, and Compensation committees. He is a former Executive Vice President and Group President of Pitney Bowes and has held leadership positions in the financial services industry.

About Wiley

Wiley, a global company, helps people and organizations develop the skills and knowledge they need to succeed. Our online scientific, technical, medical, and scholarly journals, combined with our digital learning, assessment and certification solutions help universities, learned societies, businesses, governments and individuals increase the academic and professional impact of their work. For more than 200 years, we have delivered consistent performance to our stakeholders. The company's website can be accessed at www.wiley.com.

Contact:

Brian Campbell
Vice President, Investor Relations
brian.campbell@wiley.com
(201) 748-6874